Exhibit 1(a)(v)

ANNOUNCEMENT OF COMMENCEMENT OF TENDER OFFER FOR UP TO 20% OF THE COMMON SHARES OF LATAM AIRLINES GROUP S.A.

Delta Air Lines, Inc. (“Delta”) hereby notifies the holders of common shares (“Shares”) of LATAM Airlines Group S.A. (“LATAM”) and holders of American Depositary Shares representing Shares (“ADSs”) that (i) on the terms and subject to the conditions set forth in the Prospectus, and U.S. Supplement thereto, issued by Delta, dated November 27, 2019, and (ii) in accordance with the provisions of article 202 of the Law N° 18,045 on Securities Market and the provisions of the Norma de Carácter General Nº 104 of the Comisión para el Mercado Financiero, and Rule 14d-1(c) promulgated under the Securities Exchange Act of 1934, Delta is today commencing a tender offer (“Offer”) to acquire up to 20% of the issued, subscribed and paid-in Shares of LATAM, including those represented by ADSs, for a cash amount of $16.00 per Share, as set forth in the Prospectus and U.S. Supplement thereto.

In order to participate in the Offer, holders of Shares and/or ADSs will need to follow procedures as further described in the Prospectus and the U.S. Supplement.

The acceptance period for the Offer begins today and ends at 4:00 p.m. (Santiago time) on December 26, 2019.

This communication is neither an offer to purchase, nor a solicitation of an offer to sell, Shares and/or ADSs. The Offer is being made solely pursuant to the Prospectus and the U.S. Supplement. HOLDERS OF COMMON SHARES OF LATAM AND HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES OF LATAM ARE URGED TO READ THE PROSPECTUS AND THE U.S. SUPPLEMENT, AND ANY OTHER RELEVANT DOCUMENTS DISSEMINATED BY DELTA IN CONNECTION WITH THE OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

The notice of commencement of the Offer was published on November 26, 2019, in Spanish in La Nación (www.lanacion.cl) and El Libero (www.ellibero.cl) online newspapers in Chile. An unofficial translation into English of the Prospectus is available for informational purposes only (the original Spanish will prevail in the event of any difference between the original Spanish and the English translation) under cover of Form CB on the website of the United States Securities and Exchange Commission at www.sec.gov within one business day after the date of this communication. U.S. holders of Shares and/or ADSs may also request copies of the Prospectus and/or the unofficial translation thereof into English and copies of the U.S. Supplement by making a written request therefor to Equiniti (US) Services LLC, Delta’s information agent, at 90 Park Avenue, New York, NY 10016.